2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

2019 Long-Term Time-Based Restricted Stock Unit Grant	ARMSTRONG FLOORING, INC. 2500 Columbia Ave., P.O. Box 3025 Lancaster, PA 17604 717.672.9611

[Participant Name]

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	March 7, 2019
Time-Based Restricted Stock Units:	[Number of Stock Units Granted]

This grant is subject to the terms of the 2016 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant letter and the Terms and Conditions attached as Exhibit A.

Vesting - The Restricted Stock Units will vest in accordance with the following schedule, if you remain employed by the Employer through the applicable vesting date, except as described below. One share of the Company’s common stock will be distributed to you for each Restricted Stock Unit that vests, within 60 days following the applicable vesting date.

Vesting - The Restricted Stock Units will vest in accordance with the following schedule, if you remain employed by the Employer through the applicable vesting date, except as described below. One share of the Company’s common stock will be distributed to you for each Restricted Stock Unit that vests, within 60 days following the applicable vesting date.

Vesting Date	Time-Based Units Vesting
One year from Date of Grant	33.33%
Two years from Date of Grant	33.33%
Three years from Date of Grant	33.34%

Taxes - The Company will use share tax withholding to satisfy the minimum tax withholding obligations, unless prohibited by country law or you provide a payment to cover the taxes.

Employment Events
The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

	Event	Provisions
■	Voluntary Resignation	Forfeit all unvested Restricted Stock Units and accrued dividends
■	Termination for Cause	Forfeit all unpaid (vested or unvested) Restricted Stock Units and accrued dividends
■	"55 / 5" Rule Termination (55 years of age or older with 5 years of service)
If termination occurs after 10 months following the Date of Grant, Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment; otherwise unvested Restricted Stock Units and accrued dividends are forfeited

■	Involuntary Termination
■	Death	Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment
■	Long-Term Disability
■	Involuntary Termination upon or within two years following a Change of Control	Restricted Stock Units and accrued dividends vest in full upon termination of employment

Each Restricted Stock Unit granted is credited to an account maintained for you. You have no ownership or voting rights relative to these Restricted Stock Units. If the Company makes cash dividend payments before the Restricted Stock Units are vested, the value of the dividends will accrue in a non-interest bearing bookkeeping account. You will receive a cash payment for the accrued dividend equivalents based on vesting and payment of the Restricted Stock Units.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the 2016 Long-Term Incentive Plan, the Terms and Conditions or the 2016 Long-Term Incentive Plan, as applicable, will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the 2016 Long-Term Incentive Plan or the Terms and Conditions, as applicable.

Please note that the Terms and Conditions contain restrictive covenant language pertaining to confidentiality, non-competition and non-solicitation. You should read these sections carefully before deciding whether to accept the Restricted Stock Units. If you decide not to accept the Restricted Stock Units, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Restricted Stock Units. You will continue to be subject to any restrictive covenants set forth in the 2016 Long-Term Incentive Plan with respect to prior equity grants and any other agreements between you and the Company. There will be no other consequences as a result of your decision not to accept the Restricted Stock Units.

Please contact Robert Bell (717-672-7158) if you have questions.

Sincerely,

Donald R. Maier
President and Chief Executive Officer

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

EXHIBIT A

ARMSTRONG FLOORING, INC.
2016 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT
TERMS AND CONDITIONS

1.Grant.
(a)    Subject to the terms set forth below, Armstrong Flooring, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the 2019 Long-Term Time-Based Restricted Stock Unit Grant Letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is March 7, 2019. The Time-Based Units are Stock Units with respect to common stock of the Company (“Company Stock”).
(b)    The Time-Based Units shall be vested and payable in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.
(c)    These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.
2.    Vesting.
(a)    Except as provided in Sections 3 and 4 below, the Time-Based Units shall vest on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on the applicable dates below (each individually, a “Vesting Date”):

Vesting Date	Time-Based Units Vesting
One year from Date of Grant	33.33%
Two years from Date of Grant	33.33%
Three years from Date of Grant (the “Third Vesting Date”)	33.34%

(b)    The vesting of the Time-Based Units is cumulative, but shall not exceed 100% of the Time-Based Units. If the foregoing schedule or the provisions of Section 3 would produce fractional units, the number of Time-Based Units vesting shall be rounded up to the nearest whole unit, but not in excess of 100% of the Time-Based Units.
3.    Termination of Employment.
(a)    Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Third Vesting Date, the unvested Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.
(b)    Subject to Section 4 below, if, prior to the Third Vesting Date, the Grantee ceases to be employed by the Employer (x) on account of death or Long-Term Disability (as defined below), or (y) after ten months following the Date of Grant, on account of “55 / 5” Rule Termination (as defined below) or Involuntary Termination (as defined below) (each, a “Qualifying Termination”), the Grantee shall vest in a pro-rated portion of the granted Time-Based Units in accordance with this Section 3(b), provided such vesting does not result in a violation of any age discrimination

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

or other applicable law. The pro-rated portion shall be determined by multiplying the number of Time-Based Units by a fraction, the numerator of which is the number of calendar months in the period starting with (i) the first calendar month following the month in which the Date of Grant occurs through (ii) the calendar month in which the Qualifying Termination date occurs, with such final calendar month counting as a full month, and the denominator of which is 36, and subtracting the Time-Based Units that had vested as of the Qualifying Termination date in accordance with Section 2. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 7. The unvested Time-Based Units, if any, shall be forfeited as of the termination date and shall cease to be outstanding.
(c)    If the Grantee ceases to be employed by the Employer on account of Cause (as defined below), any unpaid Time-Based Units (vested or unvested) shall be forfeited as of the termination date and shall cease to be outstanding.
4.    Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Third Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 7.
5.    Definitions. For purposes of these Grant Conditions and the Grant Letter:
(a)    “‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.
(b)    “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or non-solicitation covenant of the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.
(c)    “Company Trade Secrets” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(d)    “Confidential Information” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(e)    “Injurious Conduct” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(f)    “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.
(g)    “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.
6.    Restrictive Covenants; Forfeiture.
(a)    The Committee may determine that the Time-Based Units shall be forfeited if the Grantee engages in Injurious Conduct.
(b)    If the Committee determines that the Grantee has engaged in Injurious Conduct, the Committee may in its discretion require the Grantee to return to the Company any Company Stock or cash received in settlement of Time-Based Units. If the Company Stock acquired in settlement of the Time-Based Units has been disposed of by the

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

Grantee, then the Company may require the Grantee to pay to the Company the economic value of the Company Stock as of the date of disposition.
(c)    The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 6 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.
(d)    The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.
(e)    By accepting the Time-Based Units, the Grantee acknowledges and agrees that all Company Trade Secrets and Confidential Information developed, created or maintained by the Grantee, alone or with others, during the Grantee’s employment or service with the Employer, shall remain at all times the sole property of the Company and its subsidiaries and affiliates.
(f)    This Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination or cessation of the Grantee’s employment or service with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 6, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 6 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 6 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
(g)    By accepting the Time-Based Units, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 6 and Attachment 1 and agrees that the restrictions set forth herein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates.
(h)    In the event of a breach by the Grantee of any restrictive covenant set forth on Attachment 1, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 6.
7.    Payment. When Time-Based Units vest, shares of Company Stock equal to the number of vested Time-Based Units shall be issued to the Grantee within 60 days after the applicable vesting date, subject to applicable withholding for Taxes (as defined below) and subject to any six-month delay required under section 409A of the Internal Revenue Code, if applicable, and as described in Section 20(h) of the Plan. Any fractional shares will be rounded up to the nearest whole share. Notwithstanding any provision of the Plan, the Grant Letter or these Grant Conditions to the contrary, the Time-Based Units shall be settled in shares of Company Stock only.
8.    Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

9.    Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Time-Based Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
10.    No Stockholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Time-Based Units.
11.    No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
12.    Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.
13.    Withholding Taxes.
(a)    The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Time-Based Units (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. Unless the Committee determines otherwise, the share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes.
(b)    Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Time-Based Units, including the grant, vesting or settlement of the Time-Based Units and the subsequent sale of any shares of Company Stock acquired at settlement and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Time-Based Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.
14.    Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.
15.    Assignment.     The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.
16.    Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Time-Based Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

of section 409A of the Code, vested Time-Based Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.
17.    Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.
18.    Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.
19.    No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Time-Based Units under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:
(a)    the Plan is established voluntarily by the Company, the grant of the Time-Based Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Time-Based Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Time-Based Units, or benefits in lieu of them, even if Time-Based Units have been granted repeatedly in the past;
(c)    all decisions with respect to future grants of Time-Based Units, if any, will be at the sole discretion of the Committee;
(d)    the Grantee is voluntarily participating in the Plan;
(e)    the Time-Based Units and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;
(f)    the Time-Based Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the Time-Based Units and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;
(h)    the grant of Time-Based Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(i)    the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Time-Based Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Time-Based Units or the shares of Company Stock; and
(j)    the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Time-Based Units or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
20.    Data Privacy.
(a)    The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(b)    The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)    The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
*    *    *

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

Attachment 1

Definitions

For purposes of the Grant Letter and Grant Conditions, the following terms have the meanings ascribed to them on this Attachment 1:
(a)    “Company Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain it secrecy. Company Trade Secrets include, but are not limited to, the following: unique pricing methodologies and formulas for products and services of the Company or its subsidiaries or affiliates; unique marketing arrangements and strategies which the Company or its subsidiaries or affiliates use with their vendors and suppliers; and unique advertising arrangements and strategies that the Company or its subsidiaries or affiliates use to advertise their products and services. For avoidance of doubt, Company Trade Secrets do not include any information that: (A) is already in the public domain or becomes available to the public through no breach by the Grantee of this Agreement; (B) was lawfully in the Grantee’s possession prior to disclosure to the Company or any of its subsidiaries or affiliates; (C) is lawfully disclosed to the Grantee by a third party without any obligations of confidentiality attaching to such disclosure; or (D) is developed by the Grantee entirely on the Grantee’s own time without equipment, supplies or facilities of the Company or its subsidiaries or affiliates and does not relate at the time of conception to business or actual or demonstrably anticipated research or development of the Company or its subsidiaries or affiliates.
(b)    “Confidential Information” shall mean information belonging to the Company or its subsidiaries or affiliates, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, that has been provided to the Grantee during his employment or service with the Employer and/or the Grantee has gained access to during the Grantee’s employment or service with the Employer and/or was developed by the Grantee in the course of the Grantee’s employment or service with the Employer, that is proprietary and confidential in nature. Confidential Information includes, but is not limited to, the following: information believed by the Company or any of its subsidiaries or affiliates to be a Company Trade Secret that ultimately does not qualify as such under applicable law but nonetheless was maintained by the Company or its subsidiaries or affiliates as confidential; information concerning the nature of the business and manner of operation of the Company and its subsidiaries and affiliates; the methods and systems used by the Company or its subsidiaries or affiliates in soliciting, selling and providing their services and/or products to their customers; financial and accounting information, such as cost, pricing and billing information, customer profiles, financial policies and procedures, and revenues and profit margins; sales and marketing information, such as sales strategies and programs; information concerning customers and prospective customers of the Company and its subsidiaries and affiliates; information concerning vendors and suppliers of the Company and its subsidiaries and affiliates; customer lists; prospective customer lists; customer buying habits and special needs; policies and procedures; personnel records; compensation paid to employees or other service providers of the Company or any of its subsidiaries or affiliates. For avoidance of doubt, Confidential Information does not include any information that: (A) is already in the public domain or becomes available to the public through no breach by the Grantee of this Agreement; (B) was lawfully in the Grantee’s possession prior to disclosure to the Company or any of its subsidiaries or affiliates; (C) is lawfully disclosed to the Grantee by a third party without any obligations of confidentiality attaching to such disclosure; or (D) is developed by the Grantee entirely on the Grantee’s own time without equipment, supplies or facilities of the Company or its subsidiaries or affiliates and does not relate at the time of conception to business or actual or demonstrably anticipated research or development of the Company or its subsidiaries or affiliates.
(c)    “Injurious Conduct” shall mean the activities described in subsections (i), (ii) (including any modifications of subsection (ii) for residents of California and other applicable jurisdictions as set forth below), (iii) and (iv) below and, for purposes of the Time-Based Units, shall replace the definition of “Injurious Conduct” set forth in Section 13 of the Plan.

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

(i)    The Grantee’s employment or service with the Employer is terminated for willful, deliberate, or gross misconduct, as determined by the Committee, in its sole discretion;
(ii)    During the Grantee’s employment or service with the Employer and either for a period of twelve (12) months or for a period of eighteen (18) months if the Grantee participates in the Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc., thereafter, the Grantee breaches any of the following:
(A)    The Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or its subsidiaries or affiliates, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its subsidiaries or affiliates, and in which the Grantee was involved as part of the Grantee’s job responsibilities during the Grantee’s employment or service with the Employer, or in which the Grantee learned Company Trade Secrets or Confidential Information during the Grantee’s employment or service with the Employer; provided, however, that this provision shall not restrict the Grantee from owning or investing in publicly traded securities, so long as the Grantee’s aggregate holdings in such company do not exceed 2% of the outstanding equity of such company and such investment is passive;
(B)    The Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or its subsidiaries or affiliates, (I) (x) solicit business from any person who was a customer of the Company or any of its subsidiaries or affiliates during the period of the Grantee’s employment or service hereunder or who was within the six-month period prior to such solicitation, or (y) solicit potential customers who are or were identified through leads developed during the course of the Grantee’s employment or service with the Employer, in each case, with whom the Grantee was involved as part of the Grantee’s job responsibilities during the Grantee’s employment or service with the Employer, or regarding whom the Grantee learned Company Trade Secrets and/or Confidential Information during the Grantee’s employment or service with the Employer, or (II) otherwise divert or attempt to divert any existing business of the Company or any of its subsidiaries or affiliates; and
(C)    The Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or its subsidiaries or affiliates, (I) solicit, induce, recruit or cause another person in the employment of the Company or any of its subsidiaries or affiliates to terminate such employee’s employment, or (II) hire or retain any person who is, or within the six-month period prior to such hiring or retention was, an employee of the Company or any of its subsidiaries or affiliates;
(iii)    During the Grantee’s employment or service with the Employer or thereafter, the Grantee uses, publishes or discloses any Company Trade Secrets and/or Confidential Information in any manner whatsoever, except as required in the conduct of business of the Company or any of its subsidiaries or affiliates or as authorized in writing by the Company or any of its subsidiaries or affiliates, as applicable. By accepting the Time-Based Units, the Grantee acknowledges and agrees that (A) during the Grantee’s employment or service with the Employer, the Grantee has been or will be exposed to and/or provided with Company Trade Secrets and Confidential Information and (B) Company Trade Secrets are not generally known to the public or to competitors of the Company or its subsidiaries or affiliates, were developed or compiled at significant expense by the Company or its subsidiaries or affiliates over an extended period of time, are the subject of the reasonable efforts of the Company or its subsidiaries or affiliates to maintain their secrecy, and that the Company or its subsidiaries or affiliates derive significant independent economic value by keeping Company Trade Secrets a secret; or
(iv)    During the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any other written confidentiality, non-solicitation or non-competition covenant with the Employer.
Notwithstanding the foregoing, if the Grantee is employed or provides services in California, or in another jurisdiction where the provisions of subsection (ii), including (ii)(A), (ii)(B) and (ii)(C) above, are otherwise prohibited by law, the following provisions shall apply instead of subsection (ii), including (ii)(A), (ii)(B) and (ii)(C) above:
(A)    During the Grantee’s employment or service with the Employer, the Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or its subsidiaries or affiliates, become

2019 AFI RSU STOCK |STOCK (US & NON US)

Exhibit 10.8

engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its subsidiaries or affiliates; provided, however, that this provision shall not restrict the Grantee from owning or investing in publicly traded securities, so long as the Grantee’s aggregate holdings in such company do not exceed 2% of the outstanding equity of such company and such investment is passive.
(B)    During the Grantee’s employment or service with the Employer and either for a period of twelve (12) months or for a period of eighteen (18) months if the Grantee participates in the Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc., months thereafter, the Grantee shall not, directly or indirectly, solicit or attempt to solicit any business from any of customers of the Company or any of its subsidiaries or affiliates for the purposes of providing products or services that are competitive with those provided by the Company or any of its subsidiaries or affiliates where such solicitation and/or attempt at solicitation is done by the Grantee through the use of Company Trade Secrets and/or Confidential Information.
(C)    The Grantee shall not, directly for the Grantee or any third party, except on behalf of the Company or any of its subsidiaries or affiliates, solicit, induce, recruit or cause another person in the employment of the Company or any of its subsidiaries or affiliates to terminate such employee’s employment.